UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2002

PAXSON COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13452	59-3212788

(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.

601 Clearwater Park Road, West Palm Beach, FL 33401-6233

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 659-4122

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events.

     On Monday, December 23, 2002, Paxson Communications Corporation (the “Company”) commenced an offer to exchange eligible options to purchase shares of its Class A common stock for new options to be granted under its 1998 Stock Incentive Plan. The Company is offering to exchange all outstanding options with an exercise price of $7.25 per share or higher held by eligible holders for new options with an exercise price of $0.01 per share to be granted under the Company’s 1998 Stock Incentive Plan. The Company will grant one new option for each two options tendered for exchange. The new options will have a limited exercise period of one business day after the grant date.

     The persons eligible to participate in the exchange offer consist of all current directors, officers, employees and consultants and selected former employees and consultants whose service relationship was recently terminated in connection with the Company’s reductions in force and who receive the opportunity to participate in the exchange offer as part of their severance compensation. The exchange offer is scheduled to expire 20 business days after its commencement date, on Wednesday, January 22, 2003, subject to extension by the Company.

     The Company expects that all holders who tender their options will immediately exercise their new options in full. To participate in the offer, eligible holders must tender all, and not less than all, of their eligible options, including options which have not yet vested. For holders whose tendered options are not yet fully vested, a percentage of the new options equal to the vested percentage of the surrendered options as of the offer expiration date will be exercisable for vested shares, while the balance of the new options will be exercisable for shares which remain subject to a risk of forfeiture expiring one year after the new option grant date, provided the recipient remains employed by the Company at that date.

     Options to purchase a total of 7,308,900 shares of Class A common stock of the Company are eligible to be exchanged in the offer. Assuming all eligible options are tendered for exchange and accepted by the Company and the new options issued in exchange are all exercised prior to the option expiration date, the Company would issue, promptly following the expiration date of the offer, 3,654,455 shares of Class A common stock (representing approximately 6% of its currently outstanding shares of Class A common stock), of which 2,815,631 shares would be vested and not subject to transfer restrictions and 838,824 would be subject to a risk of forfeiture and to transfer restrictions expiring not later than one year after the offer expiration date. Since former employees no longer hold unvested options, all shares issued to them upon their exercise of new options will be fully vested and transferable.

     All unvested shares which may be issued following the exchange offer will be held by persons whose service relationship with the Company continues. If a holder of unvested shares leaves employment prior to the one year anniversary of the option

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exchange date by reason of death, disability, termination as a result of a change of control or other termination by the Company without cause (including by reason of a reduction in force), the unvested shares will vest. Otherwise unvested shares will be forfeited upon the holder’s termination of employment prior to the one year anniversary of the option exchange date.

     The Company has decided to conduct the exchange offer because most of its employees’ options – whether or not they are currently exercisable – have exercise prices that are significantly higher than the current market price of the Company’s Class A common stock. The Company believes these options are unlikely to be exercised in the near future and are therefore not providing the incentives to its employees which motivated the Company’s original option grants. The offer to exchange stock options for new options that will have an exercise price of $.01 per share and which must be exercised immediately is intended to offer the Company’s employees a form of stock-based compensation that will provide greater incentives to remain employed and improve morale by realigning the Company’s equity compensation program to more closely reflect current market and economic conditions.

     The Company currently expects to grant the new options in exchange for tendered options on or about January 23, 2003. Program participation is entirely voluntary, and although the Company’s Board of Directors has approved the offer, it makes no recommendation as to whether or not any eligible holder should participate in the offer. The offer is subject to termination, postponement or amendment in the discretion of the Company.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAXSON COMMUNICATIONS CORPORATION (Registrant)

By: /s/ Thomas E. Severson, Jr.

Date: December 23, 2002	Thomas E. Severson, Jr. Senior Vice President Chief Financial Officer and Treasurer

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